Exhibit 99.1

Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

Flextronics Appoints New Board Member
Singapore, January 10, 2008— Flextronics (NASDAQ: FLEX) today announced that Willy Shih, Ph.D., Harvard Business School senior lecturer, has been appointed to the Company’s Board of Directors effective immediately.
Dr. Shih is currently a senior lecturer for the Harvard Business School, a role he has held since January 2007. Dr. Shih’s broad industry career experience includes significant accomplishments for globally-recognized organizations such as Kodak, IBM, Silicon Graphics and Thomson. While at Kodak, Dr. Shih led the organization to leadership market positions in the United States in consumer digital cameras, photo printing consumables and online photofinishing services. He also managed key intellectual property projects at Thomson and at Kodak. Dr. Shih holds a Ph.D. in Chemistry from the University of California, Berkeley and S.B. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology.
“Willy is a strong leader who brings complementary and well-rounded experience to the Flextronics Board along with a shared, practical approach to the leadership of complex global organizations. We feel we have added significant strength to our organization,” said Mike McNamara, chief executive officer of Flextronics. “I would like to welcome Willy as the newest member of the Flextronics Board.”
As previously announced and in connection with the appointment of the new director, Michael Marks has simultaneously retired as a director of Flextronics. Ray Bingham has assumed the role of Chairman of the Flextronics Board. Mr. Bingham has served as a member of Flextronics Board since October 2005. He has also served in a number of capacities with Cadence Design Systems, Inc., a supplier of electronic design automation software and services. Mr. Bingham served Cadence as its Executive Chairman from May 2004 to July 2005, Director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999.
McNamara continued, “On behalf of the Board, I would like to thank Michael for his many contributions to Flextronics over the years. His guidance and leadership have been significant to our organization and we wish Michael all the best in his future endeavors.”
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2007 revenues from continuing operations are more than US$30.0 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.